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EXHIBIT 3.20

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GLOBALNET, INC.

ARTICLE 1

NAME

        The name of the Corporation is GlobalNet, Inc.

ARTICLE 2

AUTHORIZED SHARES

        The aggregate number of shares that the Corporation shall have the authority to issue is 25,000 shares of stock with no par value.

ARTICLE 3

DATA RESPECTING DIRECTORS

        Section 3.01 Board of Directors. The Board of Directors shall consist of three (3) members.

        Section 3.02 Names and Addresses. The names and addresses of the persons who are to serve as Directors until the annual meeting of the stockholders, or until their successors shall have been elected and qualified, are as follows:

Name	Address
Gene W. Ray	3033 Science Park Road San Diego, CA 92121
Eric M. De Marco	3033 Science Park Road San Diego, CA 92121
Mark W. Sopp	3033 Science Park Road San Diego, CA 92121

        Section 3.03 Increase or Decrease of Directors. The number of Directors of the Corporation may be increased or decreased from time to time as shall be provided in the Bylaws of the Corporation.

ARTICLE 4

LIABILITY OF DIRECTORS AND OFFICERS

        No director or officer shall have any personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article 4 shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE 5

ELECTION NOT TO BE GOVERNED BY CORPORATE COMBINATIONS ACT

        The Corporation hereby elects not to be governed by Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes.

Executed this 21st day of March, 2002

By:	/s/ MARK W. SOPP Mark W. Sopp, Chief Financial Officer, Treasurer and Secretary

Amended and Restated Articles of GlobalNet, Inc.

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  EXHIBIT 3.20
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF GLOBALNET, INC.
ARTICLE 1 NAME
ARTICLE 2 AUTHORIZED SHARES
ARTICLE 3 DATA RESPECTING DIRECTORS
ARTICLE 4 LIABILITY OF DIRECTORS AND OFFICERS
ARTICLE 5 ELECTION NOT TO BE GOVERNED BY CORPORATE COMBINATIONS ACT